STEPHANIE PRINCE

Thank you, operator, and good morning, everyone.

This morning, Dime Community Bancshares reported financial results for the first quarter ended June 30, 2005.

On the call to discuss the results for you today are Vincent Palagiano, Chairman and Chief Executive Officer, Michael Devine, President and Chief Operating Officer and Kenneth Mahon, Chief Financial Officer.

Please note that any comments made in this call by management, either by response to your questions or as part of their prepared remarks, may contain forward-looking information. Such information is subject to the risk and uncertainties that are described in the company’s earnings release and other fillings with the SEC.

I would not like to turn the call over to Vincent Palagiano.

VINCENT F. PALAGIANO

Thank you, Stephanie.

Good morning and welcome everyone. This quarter we have decided to keep our prepared comments short, allowing for more time to answer all of your questions.

Second quarter operating earnings came in at 29 cents, one penny above the high end of our original guidance range. Ken is going to discuss some financial details with you in a few moments. My comments will focus on our lending activity during the quarter.

We had an uptick in real estate loan originations in the second quarter: $179 million as compared to $115 million in the first quarter. The average rate was 5.74% with an average term to re-pricing of 6.8 years. The rate was 26 basis points higher than the average rate in the first quarter of 5.49%. And, we’ve been able to maintain our strong underwriting criteria. These loans carried an average loan-to-value of 64% and an average debt service ratio of 1.72.

The composition of new loans closed includes a larger percentage of pure commercial real estate, almost 20%. Because we didn’t originate much commercial real estate over the past several years, we feel that there’s room in our portfolio to grow this component of loans without adding a significant degree of risk. Examples of the kind of commercial loans we’re closing are small retail strip centers, medical buildings and (smaller?) office buildings. The average commercial loan size this quarter was $2.2 million, with an average loan-to-value of 66% and an average debt service ratio of 1.90. Pure commercial real estate still represents less than 13% of our portfolio today. Rates for these loans typically run ¼ to ½% higher for terms similar to multifamily loans.

We also sold $15.7 million of loans to Fannie Mae at an average rate of 5.63%. The loans we sold had a weighted average term to re-pricing of 17.0 years. This again illustrates an important part of the value we derive from the Fannie partnership - selling longer-term loans while keeping the loan relationship with the customer and generating fee income as well.

Amortization speed was 14% annualized, modestly lower than the 15% in the fourth quarter, but still higher than we expected. The end result was a small increase in the size of the real estate loan portfolio of almost 3% quarter-to-quarter.

Nonperforming loans increased slightly since the end of the first quarter, but continue to remain very low at $5.0 million or 15 basis points of total assets. Since the quarter ended we have favorably resolved about $1.8 million of this amount and we anticipate additional dispositions as well.

Of the quarter-end pipeline of $112 million, almost 25% is comprised of commercial properties. Our small mixed-use business which we started up just a few months ago, is also developing consistency, with a current quarterly run rate of $8-$10 million a quarter, and rates over one-half point higher than our traditional multifamily product.

The average rate of loans in the pipeline is 5.86%, higher than at the end of the first quarter and the current embedded portfolio rate of 5.64%. This is also over 100 basis points above the origination rate lows of 4.80% recorded in last year’s second quarter, which also marked the beginning of the Fed’s rate increases.

That concludes my comments this morning After Ken’s comments, we’ll be happy to answer your questions.
Ken.

KENNETH J. MAHON

Thank you, Vinny.

During our last conference call, conditions in the bond market were looking a little more favorable for balance sheet growth, but shortly after that the 10-year dropped back below 4% and stayed there until just a couple of weeks ago.  As long as the bond rate stays range-bound, we’ll continue to moderate growth in the near term.

Net interest margin could have declined faster, but because we haven’t been growing, margin declined by only 12 basis points this quarter.  The 276 million dollar restructuring that we did in May lowered the yield on that portion of assets from 3.62 percent to about 3.3 percent, which also hurt the margin a little bit.  That was partially offset by reinvesting roughly 50 million of those proceeds into mortgage loans at yields above 5 percent.  Our goal last quarter was to fund loan growth with deposits, but we’re not getting the early traction in our deposit raising that we anticipated.  New promotional deposit growth appears to be on target with our goals, but that’s because the promotional deposits are raised at competitive market rates (which today are in the 3 ½ to 4 ½ % range).  On the other hand, we haven’t raised base deposit rates yet so we’re getting some attrition in the base rate accounts.  The end result is that the cost of deposits rose only slightly from 1.75% to 1.92% sequentially.

Without deposit growth, total assets declined by 2.9% during the quarter.  However, inside the balance sheet the loan portfolio grew by 3% last quarter.  So some assets have been shifted into higher yielding loans.

In this rate environment, asset growth and margin compression go hand-in-hand.

The spread between marginal cost of new funds and the yield on new mortgages is about 175 to 200 basis points, which is lower than our current margin of 2.75%.  So faster asset growth will only put more pressure on the margin.  As the Fed chairman indicated yesterday, it doesn’t look like the end is in sight for short-term rate hikes either.

As you know, low rates have also accelerated real estate values.  So, for example, the loan we make today at a 65% loan to value ratio could become 70% or more when long term rates rise.  From our point of view, we run the risk of adding both interest rate risk and credit risk by growing the balance sheet too fast in this market.

When we run projections on our balance sheet, we find it’s not possible to outrun margin compression by growing the balance sheet while short rates are rising so consistently.

For the time being, we don’t see a change in balance sheet strategy, but the way the business cycle works that’s not a permanent condition, and as long as the Company’s returns on equity remain in the 15 - 20% range as they appear to be doing, we’re comfortable with the current strategy.

Turning to the P&L, prepayment fee income continues to trend downward as we thought it would.  This quarter we earned 1.3 million dollars in prepayment fee income compared to 1.6 million last quarter, and 3.8 million a year ago.  That represents a difference of almost 4 cents between this year and last, which is pretty substantial when you consider that there is only a 5 cent difference in operating EPS year over year.

So despite the margin compression, despite the deposit outflows, and the shrinkage in total assets, a big part of the decline in EPS is attributable to the decline in prepayment fee income.

Operating expenses are lower than last year by 6%, but went up by 175,000 dollars on a linked quarter basis. As we explained in the press release, the difference is due to the increase in the final billing for the 2004 audit engagement, almost all due to Sarbanes Oxley.

As for the outlook, the themes for our balance sheet management continue to be: slow or no growth, prudent lending, and seek to shorten asset durations whenever possible.

The impact of this quarter’s decline in earning assets on net interest income will be fully imbedded next quarter, so we anticipate that net interest income will decline.  The run rate for operating expenses is about 10.5 million dollars per quarter on average for the rest of the year.  The run rate for taxes is about 36% for the year, which is 1% lower than last year.  Therefore, barring a big shift in market conditions over the next quarter, the Company expects earnings per share for the 3rd quarter to be in the 24 - 26 cent range.

With that, I’d like to turn it back to Mr. Palagiano. Operator?

VINCENT F. PALAGIANO

Thank you all for joining us this quarter. At this time I want to let you know that we are not planning to hold a formal conference call at the end of the third quarter unless, that is, there is a dramatic change in operating conditions, which we are not anticipating. We are always available by phone for your questions and we do plan on holding a year-end conference call in January. Thank you for your time and interest.